Exhibit 99.1

Motive Adds Industry Veterans to

Board of Directors

Virginia Gambale and Harvey P. White Join Seasoned Team

AUSTIN, Texas – July 29, 2004 – Motive, Inc. (NASDAQ: MOTV), a provider of management software that enables technology products to manage themselves, today announced the appointment of Virginia Gambale and Harvey P. White to its Board of Directors. Ms. Gambale retired from Wall Street in 2003 where she served as CIO of Bankers Trust Alex. Brown and general partner of DB Capital Ventures (venture capital subsidiary of Deutsche Bank). Mr. White is co-founder, former president and vice chair of QUALCOMM Incorporated, which he left to found Leap Wireless International, Inc., one of the first all digital wireless networks in the United States.

“We are pleased to have Ms. Gambale and Mr. White on our Board,” said Scott Harmon, CEO of Motive. “As industry veterans with national reputations in their respective fields, their breadth of experience in working with companies through various stages of growth will be an invaluable asset.”

Prior to her retirement, Ms. Gambale held several senior positions at Deutsche Bank including CIO of Bankers Trust Alex. Brown, general partner of DB Capital Venture Partners, and managing director of DB Strategic Ventures. Before Deutsche Bank, she worked for Merrill Lynch, where she rapidly progressed from vice president of corporate financial systems to director of global investment banking technology. In 1999, Ms. Gambale was recognized as one of Wall Street’s Top 3 CIO’s by Wall Street & Technology Magazine. Her past board affiliations have included IQ Financial (as chairman), Workbrain, Synchronoss, Cokinetic, and Adeptra, among others.

A wireless industry veteran, Mr. White served as chairman and CEO of Leap Wireless International, Inc. since its spin-off from QUALCOMM Incorporated in 1998 as an independent, publicly traded company. In June 2004, he left Leap to found (SHW)2, a business development and consulting firm. At QUALCOMM, Mr. White was a co-founder and director and held various positions including executive vice president, COO, and president. Prior to QUALCOMM he was with Linakabit Corp where he was COO and a director. Mr. White’s current board affiliations include Applied Micro Circuits Corporation (NASDAQ: AMCC) and CrystalVoice, Inc.

Ms. Gambale and Mr. White assume the two seats on Motive’s board of directors recently vacated by venture capitalists Mr. Michael LaVigna of Techxas Ventures, and Mr. Eric Jones, of CenterPoint Ventures and SSM Ventures.

About Motive, Inc.

Motive, Inc. has pioneered a unique approach in delivering designed-in management services for Internet-era networks, systems, and applications. Motive’s technology adds self-management to complex products and services, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 30 million end points. Founded in 1997, Motive is headquartered in Austin, Texas and has offices in Europe and Asia. For more information, visit www.motive.com.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Contact:

Cybele Diamandopoulos

Motive, Inc.

512-506-4272

cdiamand@motive.com